Medifast Announces Third Quarter 2022 Financial Results
Customer retention rates return to historical norms; Euromonitor names company the number one weight loss program in the U.S. by revenue*

BALTIMORE - November 3, 2022 /PRNewswire/ -- Medifast (NYSE: MED), the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, today reported results for the third quarter ended September 30, 2022.
Third Quarter 2022
•Revenue of $390.4 million, with revenue per active earning coach of $5,897
•Independent active earning OPTAVIA Coaches of 66,200
•Net income of $36.2 million (non-GAAP adjusted net income of $36.8 million)
•Earnings per diluted share of $3.27 (non-GAAP adjusted EPS of $3.32)
•Completion of the $100 million Accelerated Share Repurchase Program
•Cash and Cash Equivalents of $69.7 million with zero debt

“We’ve seen faster than anticipated improvement in customer retention rates back to quarterly historical norms, as we focus on delivering a high quality experience for all customers,” said Dan Chard, Chairman & Chief Executive Officer. “At the same time, the world is in a period of economic disruption right now, and that is impacting spending levels and customer acquisition at consumer-facing companies. We’re going to see the residual effect of that on Coach productivity and top line revenue as we move through the fourth quarter. However, our highly variable cost structure enables us to maintain solid earnings and cash flow, strengthen our resiliency, and invest in important growth initiatives for the future. We continue to foster a deep connection between customers, OPTAVIA Coaches and the broader OPTAVIA Community, and that’s reflected in Euromonitor naming OPTAVIA as the leading weight loss program by revenue in the U.S. for 2021*. We’re excited by the opportunity that lies ahead, and we remain confident in our ability to drive consistent growth for many years to come.”

Third Quarter 2022 Results
Third quarter 2022 revenue decreased 5.6% to $390.4 million from $413.4 million for the third quarter of 2021, reflecting lower Coach productivity. The average revenue per active earning OPTAVIA Coach was $5,897, compared to $6,773 for the third quarter last year, a decline of 12.9% driven by a decrease in the number of customers supported by each Coach. The total number of active earning OPTAVIA Coaches increased 8.5% to 66,200 compared to 61,000 for the third quarter of 2021.

Gross profit decreased 7.9% to $282.8 million from $307.1 million for the third quarter of 2021. The decrease in gross profit reflected the reduction in the number of customers supported by each Coach as well as increased product costs stemming from higher raw ingredient costs, shipping costs, and labor costs. The company’s gross profit as a percentage of revenue was 72.5% compared to 74.3% in the third quarter of 2021.

Selling, general, and administrative expenses (“SG&A”) decreased 6.8% to $234.7 million compared to $251.9 million for the third quarter of 2021. As a percentage of revenue, SG&A decreased 80 basis points year-over-year to 60.1% of revenue, as compared to 60.9% for the third quarter of 2021. The decrease in

SG&A was primarily due to lower OPTAVIA Coach compensation expense partially offset by donations made to support the Ukrainian relief effort (“Donations”). Non-GAAP adjusted SG&A decreased 7.3% to $233.6 million and non-GAAP adjusted SG&A as a percentage of revenue decreased 110 basis points year-over-year to 59.8%. Non-GAAP adjusted SG&A excludes expenses related to Donations.

Income from operations decreased 12.7% to $48.2 million from $55.2 million in the prior-year period. As a percentage of revenue, income from operations was 12.3% for the third quarter of 2022 compared to 13.3% in the prior-year period. Non-GAAP adjusted income from operations decreased 10.7% to $49.2 million. Non-GAAP adjusted income from operations as a percentage of revenue was 12.6%, a decrease of 70 basis points from the year-ago period. Non-GAAP adjusted income from operations excludes expenses related to Donations.

The effective tax rate was 24.5% for the third quarter of 2022 compared to 23.9% in the prior-year period. The increase in the effective tax rate was primarily driven by an increase in state income taxes partially offset by increased tax benefits for Donations made in the quarter and research and development tax credits. Non-GAAP effective tax rate was 24.9% as compared to 23.9% in the prior year period.

In the third quarter of 2022, net income was $36.2 million, or $3.27 per diluted share, based on approximately 11.0 million shares of common stock outstanding. In the third quarter of 2021, net income was $42.0 million, or $3.56 per diluted share, based on approximately 11.8 million shares of common stock outstanding. In the third quarter 2022, non-GAAP adjusted net income was $36.8 million, or $3.32 per diluted share.

Capital Allocation and Balance Sheet
The company announced a quarterly cash dividend of $18.2 million, or $1.64 per share, payable on November 8, 2022, to stockholders of record as of the close of business on September 20, 2022.

The company’s balance sheet remains strong with $69.7 million in cash, cash equivalents and investment securities and no interest-bearing debt as of September 30, 2022 compared to $109.5 million in cash, cash equivalents and investment securities and no debt at December 31, 2021.

Outlook
The following guidance reflects the Company’s updated expectations for the full-year 2022 and is provided on a non-GAAP basis, which excludes expenses related to Donations. Since the Company is continuing to work with third-party nonprofit partners, the Company cannot predict, without unreasonable effort, the amount of Donations that will be given in the fourth quarter of 2022 that will be included in GAAP results.

The company now anticipates that full-year 2022 revenue to be in the range of $1.51 billion to $1.59 billion, down from the previously announced range of $1.58 billion to $1.66 billion that was previously disclosed. The company expects full-year 2022 non-GAAP diluted EPS to be in the range of $11.61 to $13.05, down from the previously announced range of $12.70 to $14.10. This change in outlook has been prompted by the impact of high inflation and macroeconomic uncertainties on new customer acquisition. The revised full-year 2022 earnings guidance assumes a 24.00% to 25.00% effective tax rate.

Conference Call Information
The conference call is scheduled for today, Thursday, November 3, 2022 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast's website at www.MedifastInc.com or directly at https://app.webinar.net/DJnZ9Kw9ry8 and will be archived online and available through November 17, 2022. In addition, listeners may dial (855) 560-2579 to join via telephone.

A telephonic playback will be available from 6:30 p.m. ET, November 3, 2022, through November 10, 2022. Participants can dial (877) 344-7529 to hear the playback and enter passcode 5231199.
About Medifast:
Medifast (NYSE: MED) is the global company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers scientifically developed products, clinically proven plans and the support of independent OPTAVIA Coaches and a Community to help Customers achieve Lifelong Transformation, One Healthy Habit at a Time®. As the publicly traded market leader by revenue in the U.S. $7 billion weight management industry, the company has impacted more than 2 million lives through its Community of OPTAVIA Coaches, who teach Customers how to develop holistic healthy habits through the proprietary Habits of Health® Transformational System. Medifast was recognized in 2022 as one of America’s Best Mid-Sized Companies by Forbes, in 2020 and 2021 as one of FORTUNE's 100 Fastest-Growing Companies and was named to Forbes' 100 Most Trustworthy Companies in America list in 2017. For more information, visit MedifastInc.com or OPTAVIA.com and follow @Medifast on Twitter.
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*Source Euromonitor International Limited; based on custom research conducted in Q2/2022; value sales for structured weight loss and meal replacement programs in 2021.

Forward Looking Statements
Please Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as “intend,” “anticipate,” “expect” or other similar words or the negative of such terminology. Similarly, descriptions of Medifast’s objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others,; risks associated with Medifast’s direct-to-consumer business model, the impact of rapid growth on Medifast’s systems; disruptions in Medifast’s supply chain; Medifast’s inability to continue to develop new products; effectiveness of Medifast’s advertising and marketing programs, including use of social media by independent OPTAVIA Coaches; Medifast’s inability to maintain and grow the network of independent OPTAVIA Coaches; the departure of one or more key personnel; Medifast’s inability to protect against online security risks and cyberattacks; to protect its brand and intellectual property, or to protect against product liability claims; Medifast’s planned growth into domestic and international markets; adverse publicity associated with Medifast’s products; Medifast’s inability to continue declaring dividends; fluctuations of Medifast’s common stock market price; the prolonged effects of COVID-19 on consumer spending and disruptions to our distribution network, supply chains and operations; increases in competition or litigation; the consequences of other geopolitical events, including natural disasters, global health crises, acts of war (including the war in Ukraine), changes in trade policies and tariffs, climate change, regulatory changes, increases in costs of raw materials, fuel, or other energy, transportation, or utility costs and in the costs of labor and employment, labor shortages, supply chain issues and the resulting impact on market conditions and consumer sentiment and spending; and Medifast’s ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Investor Contact:
ICR, Inc.
Reed Anderson
InvestorRelations@medifastinc.com
(800) 763-9953

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	September 30, 2022	December 31, 2021
ASSETS		
Current Assets		
Cash and cash equivalents	$ 69,710	$104,183
Inventories	145,279	180,043
Investment securities	—	5,361
Income taxes, prepaid	150	945
Prepaid expenses and other current assets	14,445	16,334
Total current assets	**229,584**	**306,866**
Property, plant and equipment - net of accumulated depreciation	58,107	56,131
Right-of-use assets	19,819	24,457
Other assets	12,691	6,468
Deferred tax assets	6,150	4,404
TOTAL ASSETS	**$ 326,351**	**$ 398,326**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities		
Accounts payable and accrued expenses	$ 148,129	$163,309
Revolving credit facility	—	—
Current lease obligations	6,126	6,523
Total current liabilities	**154,255**	**169,832**
Lease obligations, net of current lease obligations	21,574	26,020
Total liabilities	**175,829**	**195,852**
Stockholders' Equity		
Common stock, par value $.001 per share: 20,000 shares authorized; 10,929 and 11,594 issued and 10,928 and 11,593 outstanding at September 30, 2022 and December 31, 2021, respectively	11	12
Additional paid-in capital	18,617	12,018
Accumulated other comprehensive income	391	111
Retained earnings	131,503	190,333
Total stockholders' equity	**150,522**	**202,474**
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	**$ 326,351**	**$398,326**

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding our results, we disclose various non-GAAP financial measures in our quarterly earnings press release and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: SG&A expenses, income from operations, net income, diluted EPS and effective tax rate. Each of these non-GAAP financial measures excludes the impact of certain amounts as further identified below that the Company believes are not indicative of its core ongoing operational performance. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.

We use these non-GAAP financial measures internally to evaluate and manage the Company’s operations because we believe they provide useful supplemental information regarding the Company’s on-going economic performance. We have chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following tables reconcile the non-GAAP financial measures included in this report (in thousands):

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